FOR IMMEDIATE RELEASE	Contact: Mike Ogburn
(502)636-4415 (office)
(502) 262-0224 (cellular)
mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED REVISES EARNINGS FORECAST
_________________

2004 Earnings Outlook Reduced By Approximately 10 to 15 Percent

LOUISVILLE, Ky. (June 30, 2004) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) today announced that it is revising its earnings outlook for the full year and second quarter of 2004. The Company now expects earnings for the year to be approximately 10 to 15 percent lower than its previous year-end estimate of $1.70 per share. Earnings for the second quarter are anticipated to be approximately three percent below the $2.10 to $2.15 per share range estimated during the first quarter earnings call in May.

        “We are lowering our guidance estimates as a result of significant investments in strategic initiatives that we feel are essential to position us for the future – primarily alternative gaming efforts as well as our Customer Relationship Management (“CRM”) program,” said Thomas H. Meeker, CDI’s president and chief executive officer. “These initiatives have only recently developed to the extent that we are now able to communicate the potential short-term impact to earnings.

        “We have also experienced softness in business due to a number of factors that include inclement weather at Arlington Park, bad weather and the ongoing Master Plan construction at Churchill Downs, late-arriving workers’ compensation relief at Hollywood Park, and the impact of short fields on our simulcast product,” Meeker continued. “In the past, we have countered any softness in our business by managing our cost structure, and we will continue to prudently address current business trends. However, cost management alone will not offset our level of investment in these long-term growth initiatives.”

        Meeker concluded: “This guidance revision is subject to change due to the fluid nature of the legislative process, primarily in California and Florida. If these efforts continue to move forward, we will likely increase our spending; if they do not proceed, we will not spend what we now anticipate.”

        A conference call regarding this release is scheduled for Thursday, July 1, 2004, beginning at 9:00 a.m. EDT. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at www.churchilldownsincorporated.com/investor_relations or www.fulldisclosure.com or by calling (913) 981-5571 at least 10 minutes before the appointed time. The online replay will be available at approximately noon and continue for two weeks. A six-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 695122 when prompted for the access code. A copy of the Company’s news release disclosing the revised earnings forecast will be accessible at www.churchilldownsincorporated.com/investor_relations.

        The Company intends to report its full financial results for the completed second quarter of 2004 on Tuesday, July 20, 2004.

Page 1

        Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horseracing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 114 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and a television production company and has interests in various telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiative; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

Page 2